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                                                                   EXHIBIT 10(m)


                     THIRD AMENDMENT TO EMPLOYMENT AGREEMENT


        This amendment is made as of May 28, 1998, in Columbus, Ohio, among CompManagement, Inc., an Ohio corporation ("CMI"), CompManagement Health Systems, Inc., an Ohio corporation ("CHS") (CMI and CHS are collectively referred to as the "Company"), and Robert J. Bossart (the "Employee").

                             Background Information
                             ----------------------

        The Employee and the Company are parties to an Employment Agreement dated as of July 21, 1995 (the "Original Employment Agreement"), which agreement was amended as of October 1996 (the "First Amendment"), and as of December 15, 1997 (the "Second Amendment"). The Original Employment Agreement, as amended by the First Amendment and the Second Amendment, is hereinafter collectively referred to as the "Employment Agreement." The Employment Agreement, as amended by this amendment, is hereinafter collectively referred to as the "Agreement."

                             Statement of Agreement
                             ----------------------

        The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

        Section 1. Sales Commissions. The provisions of this section shall govern the payment of sales commissions to the Employee and shall supersede and replace in its entirety Section 5(b) of the Original Employment Agreement,
Section 3 of the First Amendment, and Section 7 of the Second Amendment.

               (a) CMI Sales Commissions. The Company shall pay to the Employee sales commissions on the CMI Fees (as defined below) generated by the sales efforts of the Employee (the "CMI Sales Commissions"). The CMI Sales Commissions shall be in an amount up to (i) 25% of the amount (subject to allocation as described in (d), below) of the CMI Fees for the first year of business from a CMI Employer (as defined below), which CMI Fees were generated by the sales efforts of the Employee, plus (ii) 25% of the amount (subject to allocation as described in (d), below) of the increase in CMI Fees from one Calendar Year (as defined in (e), below) to the next Calendar Year from CMI Employers who are part of group rating plans of CMI, which CMI Fees were generated by the sales efforts of the Employee.

               CMI Sales Commissions shall be payable on CMI Fees applicable to CMI Employers located in any state or jurisdiction in which CMI is authorized and approved to conduct business. With respect to a business acquisition by CMI (whether such acquisition is structured as an asset, stock, merger, or other similar type of transaction), no CMI Sales Commissions shall be payable with respect to any fees received by CMI from any employer who, at the time of such acquisition, was a client or customer of the business acquired by CMI, except to the extent payable pursuant to (ii), above.

               For purposes of the Agreement: (A) "CMI Fees" shall mean fees payable to CMI for its performance of third party administrative services for workers' compensation and unemployment compensation claims on behalf of CMI Employers; and (B) a "CMI Employer" shall mean any individual or entity (including a corporation, limited liability company, partnership, or business trust) which has entered into a contract with CMI pursuant to which CMI performs third party administrative services for workers' compensation or unemployment compensation claims on
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        behalf of such individual or entity, but is limited to employers that are part of group rating plans (prospective and retrospective group rating plans), state-funded employers, and self-funded employers.

               (b) CHS Sales Commissions. The Company shall pay to the Employee sales commissions on the CHS Fees (as defined below) generated by the sales efforts of the Employee (the "CHS Sales Commissions") as set forth in this section.

              For the first quarter of the 1998 Calendar Year, the CHS Sales Commissions shall be $177,920 (the "1998 First Quarter Commissions"). An amount equal to 5/12ths of the 1998 First Quarter Commissions shall be due and payable upon the execution of this amendment by the Employee. The remaining 1998 First Quarter Commissions shall be payable during the remainder of the 1998 Calendar Year in equal installments at the same time and in the same manner as the Employee's base salary is payable. If, during the 1998 Calendar Year, the Employee's employment is terminated by the Company for "just cause" (as defined in the Original Employment Agreement) other than due to the death of the Employee or by the Employee, then the Employee shall receive payment of the 1998 First Quarter Commissions payable through the date of termination of employment, and the Company shall have no further obligation with respect to the payment of the 1998 First Quarter Commissions. If, during the 1998 Calendar Year, the Employee's employment is terminated due to the death of the Employee or by the Company for any reason other than just cause, then the Employee (or his beneficiaries) shall receive payment of the 1998 First Quarter Commissions for the remainder of the 1998 Calendar Year in the manner set forth in the preceding sentence. In the event the Employee is not an employee of the Company at the time of any payment of the 1998 First Quarter Commission, the 1998 First Quarter Commissions shall be treated as a salary continuation by the Company.

               Beginning as of the second quarter of the 1998 Calendar Year and continuing thereafter, the CHS Sales Commissions shall be in an amount up to 25% of the amount (subject to allocation as described in (d), below) of the CHS Fees for the first year of business from a CHS Employer, which CHS Fees were generated by the sales efforts of the Employee.

               CHS Sales Commissions shall be payable only on CHS Fees applicable to CHS Employers located in Ohio. With respect to the acquisition of another MCO by CHS (whether such acquisition is structured as an asset, stock, merger, or other similar type of transaction), no CHS Sales Commissions shall be payable with respect to any fees received by CHS with respect to any employer who, at the time of such acquisition, had either selected the acquired MCO as its MCO or been assigned to the acquired MCO by the Bureau (as defined below).

               For purposes of the Agreement: (A) "CHS Fees" shall mean the performance, incentive, and administrative fees payable to CHS under the agreement dated as of February 12, 1997, and the Addendum thereto dated February 2, 1998, between the Ohio Bureau of Workers' Compensation (the "Bureau") and CHS (as such agreement may be further amended, modified, renewed, extended, supplemented, or replaced), pursuant to which CHS has agreed to provide medical management services for workers' compensation claims on behalf of employers who have either selected CHS as their MCO or been assigned to CHS by the Bureau; and (B) a "CHS Employer" is any individual or entity (including a corporation, limited liability company, partnership, or business trust) who has selected CHS as its MCO.

               (c) Annual Deduction. For each Calendar Year, a deduction in the amount of $82,500 shall be made to the aggregate amount of the CMI Sales Commissions and the CHS Sales Commissions payable to the Employee. Such deduction shall be made prior to any payment of such commissions for such Calendar Year.
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               (d) Allocation of Commissions. The Employee acknowledges and agrees that the "25%" sales commission amount described in (a) and (b), above, represents the total amount of sales commissions which are payable with respect to any CMI Employer or CHS Employer, as the case may be, and that the 25% sales commission amount may be allocated by the Company among all of the salespersons participating in the sales effort to the CMI Employer or CHS Employer, as the case may be. The Chief Executive Officer of CMI or CHS, as the case may be, shall have the authority to allocate the 25% sales commission amount in any manner such officer deems appropriate, in his reasonable discretion. In the event of any dispute regarding the allocation by the Chief Executive Officer of the 25% sales commission amount, such dispute shall be referred to, and resolved by, the Compensation Committee of Health Power, whose determination shall be binding and conclusive on all parties.

               (e) Miscellaneous. The CMI Sales Commissions and the CHS Sales Commissions shall be determined on a Calendar Year basis.

               The payment of the CMI Sales Commissions shall accrue upon the execution of the contract with the CMI Employer. Except for the 1998 First Quarter Commissions, the payment of the CHS Sales Commissions shall accrue upon CHS receiving notification from the Bureau that the CHS Employer has selected CHS as its MCO. In any event, neither CMI nor CHS shall be obligated to pay such commissions unless and until the corresponding CMI Fees or CHS Fees, as the case may be, are received by CMI or CHS, respectively.

               No commissions shall be payable to the Employee with respect to any entity other than CMI or CHS.

               For purposes of the Agreement, a "Calendar Year" shall mean the period from January 1 through December 31 of the same year.

        Section 2. Change of Control Exception. Notwithstanding any language in the Employment Agreement to the contrary, a change of control of Health Power shall not be deemed to have occurred if Heartland Advisors, Inc. becomes the beneficial owner of securities of Health Power representing 20% or more of the combined voting power of Health Power's then outstanding securities.

        Section 3. Definitions. All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given those terms in the Employment Agreement.

        Section 4. Captions. The captions of the various sections of this amendment are not part of the context of this amendment, but are only labels to assist in locating those sections, and shall be ignored in construing this amendment.

        Section 5. Construction. This document is an amendment to the Employment Agreement. In the event of any inconsistencies between the provisions of the Employment Agreement and this amendment,
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the provisions of this amendment shall control. Except as modified by this amendment, the Employment Agreement shall continue in full force and effect without change.

COMPMANAGEMENT, INC.

By /s/ Bernard F. Master                        /s/ Robert J. Bossart
   --------------------------------             --------------------------------
   Bernard F. Master, D.O.,                     ROBERT J. BOSSART
     Chairman

COMPMANAGEMENT HEALTH
   SYSTEMS, INC.

By /s/ Bernard F. Master
   --------------------------------
   Bernard F. Master, D.O.,
     Chairman